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                                                                       Exhibit 8
                     [On the letterhead of [NAME IN CHINESE]
              (Huachen Automotive Group Holdings Company Limited)]



STRICTLY PRIVATE & CONFIDENTIAL

18 December 2002

Mr. Wu Xiao An (also known as Ng Siu On)
Suites 2303 - 2306, 23rd Floor, Great Eagle Centre
23 Harbour Road
Wanchai
Hong Kong

Mr. Su Qiang (also known as So Keung)
Suites 2303 - 2306, 23rd Floor, Great Eagle Centre
23 Harbour Road
Wanchai
Hong Kong

Mr. Hong Xing
Suites 2303 - 2306, 23rd Floor, Great Eagle Centre
23 Harbour Road
Wanchai
Hong Kong

Mr. He Tao (also known as Ho To)
Suites 2303 - 2306, 23rd Floor, Great Eagle Centre
23 Harbour Road
Wanchai
Hong Kong                                                                 BY FAX


Dear Sirs,

PROJECT DELTA - SYNDICATION LETTER

We wish to inform you that, on the date hereof, we have entered into a sale and purchase agreement (the "PRINCIPAL AGREEMENT") with Chinese Financial Education Development Foundation pursuant to which we purchased from Chinese Financial Education Development Foundation 1,446,121,500 ordinary shares with a par value of US$0.01 each in the capital of Brilliance China Automotive Holdings Limited (the "SALE SHARES"). As required under the Hong Kong Code on Takeovers and Mergers (the "CODE"), we will make a conditional general offer (the "OFFER") to holders of the existing issued ordinary shares of Brilliance China Automotive Holdings Limited ("SHARES") (whether in the form of ordinary shares in the capital of Brilliance China Automotive Holdings Limited or American depositary shares, each representing ownership of 100 ordinary shares in the issued share capital of Brilliance China Automotive Holdings Limited ("ADSS")) to purchase the Shares held by such persons




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at a cash price per Share of HK$0.10, subject to and pursuant to the terms of the Principal Agreement. The Offer, however, does not extend to:

(a)      the Sale Shares;

(b) any other Shares (whether in the form of ordinary shares in the capital of Brilliance China Automotive Holdings Limited or ADSs) which are owned by the syndicate to be formed pursuant to this letter and parties acting in concert with such syndicate (within the meaning of the Code) on the date hereof and/or acquired or agreed to be acquired by any such person while the Offer remains open for acceptance; and

(c) such holders in respect of whom the Securities and Futures Commission of Hong Kong ("SFC") may agree may be excluded from the Offer.

Pursuant to the intention of each one of you to enter into a call option agreement with us pursuant to which we agree to grant call options to you in respect of 346,305,630 Shares in aggregate, all of us are deemed to be parties acting in concert (within the meaning of the Code) for the purposes of Rule 26.1 of the Code. Accordingly, you hereby agree to form a syndicate with us (the "SYNDICATE") for the purpose of making such Offer, which will be conditional only on the Syndicate receiving acceptances pursuant to the Offer in respect of Shares (whether in the form of ordinary shares in the capital of Brilliance China Automotive Holdings Limited or ADSs) which, when taken together with the Sale Shares, will result in the Syndicate and parties acting in concert with the Syndicate (as defined in the Code) (if any) holding more than 50% of the total issued Shares following the close of the Offer (the "CONDITION"). This letter confirms our agreement to form the Syndicate with you in accordance with the following terms and conditions:

1. Each member of the Syndicate shall comply with its respective obligations under the Code. In addition, and without limiting the generality of the foregoing, each one of you agrees and undertakes to and with us to comply with your obligation as a director of Brilliance China Automotive Holdings Limited and as a member of the Syndicate.

2. We agree to provide and/or arrange for the requisite funding required to enable the Syndicate to, subject to satisfaction of the Condition, acquire all of the Shares (whether in the form of ordinary shares in the capital of Brilliance China Automotive Holdings Limited or ADSs) in respect of which acceptances are received pursuant to the Offer (if any) at the close of the Offer (including, the stamp duty payable in respect of such Shares and the fees and expenses which The Bank of New York, in its capacity as the depositary of the ADSs, may charge in connection with any ADSs which may be tendered pursuant to the Offer (if any) (including, fees and expenses which may be charged for cancelling any such ADSs (if any) and withdrawing Shares for delivery to Hong Kong (if any)).

3.       Notwithstanding that each of you will be members of the Syndicate:

         (a) any Shares (whether in the form of ordinary shares in the capital of Brilliance China Automotive Holdings Limited or
                  ADSs) which are tendered pursuant to the Offer (if any) shall be acquired by us and solely for our account and we agree to be liable for payment of the consideration for any and all Shares (whether in the form of ordinary shares in the capital of Brilliance China



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                  Automotive Holdings Limited or ADSs) which may be tendered pursuant to the Offer (if any);

         (b) you agree that none of you will be directly acquiring any Shares (whether in the form of ordinary shares in the capital of Brilliance China Automotive Holdings Limited or ADSs) which are tendered pursuant to the Offer (if any) nor will any one of you have any interest therein;

         (c) we agree that none of you shall have any obligation or liability whatsoever in respect of any of the Shares (whether in the form of ordinary shares in the capital of Brilliance China Automotive Holdings Limited or ADSs) which may be tendered pursuant to the Offer (if any); and

         (d) we agree that none of you shall be responsible for providing and/or arranging for the requisite funding required to enable the Syndicate to, subject to satisfaction of the Condition, acquire all of the Shares (whether in the form of ordinary shares in the capital of Brilliance China Automotive Holdings Limited or ADSs) in respect of which acceptances are received pursuant to the Offer (if any) at the close of the Offer.

4. Unless we have given our prior written consent (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions), you shall not (save as required by law, any regulatory requirement, The Stock Exchange of Hong Kong Limited, SFC or any rule of any relevant stock exchange) make any announcement in connection with this letter or the transactions or arrangements contemplated hereunder or referred to herein.

5. This letter has both an English language version and a Chinese language version. In the event of any inconsistency between the two, the English language version shall prevail.

6. This letter shall be governed by and construed in accordance with the laws of Hong Kong and we irrevocably agree to submit to, and each one of you irrevocably agrees to submit to, the non-exclusive jurisdiction of the Hong Kong courts.

If the above terms are acceptable to you, we should be grateful if you would acknowledge your acceptance by signing the enclosed copy of this letter and returning such copy to us.


Yours faithfully,
For and on behalf of
[NAME IN CHINESE]
(Huachen Automotive Group
Holdings Company Limited)



/s/ Yang Bao Shan
--------------------------
Name     :  Yang Bao Shan
Title    :  Director


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We acknowledge receipt of your letter dated 18 December 2002 of which the above is a copy and accept and agree to the terms and conditions contained therein.

/s/ Wu Xiao An                              /s/ Su Qiang
--------------------------------            ------------------------------------
Wu Xiao An                                  Su Qiang
(also known as Ng Siu On)                   (also known as So Keung)

Date: 12/18/02                              Date: 12/18/02




/s/ Hong Xing                               /s/ He Tao
--------------------------------            ------------------------------------
Hong Xing                                   He Tao
                                            (also known as Ho To)

Date: 12/18/02                                           Date: 12/18/02